Exhibit 10.4

NEXITY BANK

AMENDED AND RESTATED ESCROW AGREEMENT

Relating to Subscriptions for Shares of Atlantic Bancshares, Inc.

            This Agreement (the “Agreement”) is made and entered into as of the _____ day of October, 2005, and amends and restates that certain escrow agreement dated August 4, 2005, by and among certain investors (collectively, the “Investors”) who have executed a Subscription Agreement (the “Subscription Agreement”) (and which Subscription Agreement expressly refers to and incorporates this Escrow Agreement); Atlantic Bancshares, Inc., a South Carolina corporation (the “Company”); Nexity Bank (the “Escrow Agent”); and SAMCO Capital Markets, a division of Penson Financial Services, Inc., solely for the limited purpose set forth in Section 1 below.

            WHEREAS, the Investors desire to contribute to the capital of the Company by purchasing shares of its common stock, no par value (the “Shares”) pursuant to the terms and conditions set forth in Company’s prospectus dated ______, 2005, and the Subscription Agreement, the form of which is attached hereto; and

           WHEREAS, in order to facilitate the purchase of the Shares and the organization of the Company, the Investors desire that the Escrow Agent receive, hold and distribute their payments for the Shares in accordance with the terms hereof.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1.	ESCROW DEPOSIT. Each Investor will deliver the funds in payment for the Shares purchased by such Investor, as set forth in the Subscription Agreement, to the Company for further delivery to the Escrow Agent. Any funds delivered to SAMCO by an Investor will be delivered immediately to Escrow Agent. The Company will collect and deliver to the Escrow Agent appropriate W-9 Forms for each investor. Checks should be made payable to Nexity Bank, as Escrow Agent for Atlantic Bancshares, Inc.

2.	INVESTMENT OF ESCROW DEPOSIT. All funds received by the Escrow Agent pursuant to this Agreement shall be invested, to the extent practicable, in deposit accounts or certificates of deposit which are insured by the Federal Deposit Insurance Corporation or another agency of the

United States government, short-term securities issued or fully guaranteed by the United States government, federal funds, or such other investments as the Escrow Agent and the Company shall agree. All investments shall comply with applicable laws, rules, and regulations, including Rule 15c2-4 under the Securities Exchange Act of 1934. The Company shall provide the Escrow Agent with instructions from time to time concerning in which of the specific investment instruments described above the Escrowed Funds shall be invested, and the Escrow Agent shall adhere to such instructions. Unless and until otherwise instructed by the Company, the Escrow Agent shall invest the Escrowed Funds in Escrow Agent’s Business Money Market Account. Interest will begin accruing no later than the next business day after receipt.

3.	DISTRIBUTION OF FUNDS. The Escrow Agent shall distribute the funds held by it under this Agreement as follows:

a.	Upon receipt of (i) funds in the amount of at least $9,600,000 in payment for Shares, and (ii) a certificate executed by Robert P. Trask attesting that the Company has received subscriptions for such amount and directing the Escrow Agent to distribute all funds received by the Escrow Agent from the Investors under this Agreement to the Company, the Escrow Agent shall deliver the funds, by cashier’s check or other form of payment mutually acceptable to the Company and the Escrow Agent, to the Company, together with the income earned thereon pursuant to subsection (c) of this Section 3. No distribution will be made until the last investor deposit has been made for at least two business days. The Company shall provide account information and other necessary directions for disbursements by the Escrow Agent to it under this Agreement. The Escrow Agent must be provided a copy of the subscription agreement at the signing of this Escrow Agreement.

b.	Upon i) receipt of direction from the Company, to return the funds to the Investors; or (ii) in the event the Escrow Agent shall have received less than $9,600,000 or shall have received no direction or certificate from the Company pursuant to either subsection (a) or this subsection (b) of this Section 3 on or prior to December 31, 2005 (closing date of offering), unless the offering is extended as described in the prospectus, the Escrow Agent shall distribute such funds to the Investors, without penalty or interest, pursuant to subsection (c) of this Section 3. The Company may give notice to the Escrow Agent that the Company is canceling its offer of the Shares prior to December 31, 2005, and the Escrow Agent shall distribute the funds to the Investors in accordance with this Agreement.

c.	Any income earned on the investment of funds received under this Agreement will first be applied against the Escrow Agent’s fee set forth in Section 9 hereof and any expense of the Escrow Agent incurred pursuant to Section 5 hereof, provided that in no event shall the Escrow Agent apply any of the Investors’ original investment principal towards such fees and expenses. To the extent that such income exceeds the Escrow Agent’s fee and expenses, the Escrow Agent shall distribute such excess to the Company, in the event that funds are returned to Investors pursuant to subsection (b) of this Section. Such excess shall also be delivered to the Company, in the event that the funds received and held hereunder are delivered to the Company pursuant to subsection (a) of this Section. To the extent that the income earned on the investment of funds does not exceed the Escrow Agent’s fees and expenses, the Company shall promptly pay the Escrow Agent the amount by which the Escrow Agent’s fees and expenses exceed the income.

4.	AUTHORIZATION FOR DISBURSEMENT. The Escrow Agent is hereby authorized and directed to issue its checks for each disbursement hereunder and the Escrow Agent shall be relieved of all liability with respect to making the disbursements in accordance with the provisions hereof.

5.	PROFESSIONAL SERVICES USED BY ESCROW AGENT. The Escrow Agent may engage the services of such attorneys, accountants, and other professionals, as the Escrow Agent may, in its sole discretion, deem advisable to carry out its duties under the Agreement. The Company agrees to reimburse the Escrow Agent for all costs, expenses and professional fees incurred hereunder which are not covered by income earned on escrowed funds pursuant to Section 3(c) hereof, including all legal fees and expenses incurred in the review of this Agreement.

6.	LIMIT ON ESCROW AGENT’S RESPONSIBILITY. The Escrow Agent shall have no duties or obligations hereunder except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof and shall not be in any manner liable or responsible for any loss or damage arising by reason of any act or omission to act by it hereunder or in connection with any of the transactions contemplated hereby, including, but not limited to, any loss that may occur by reason of forgery, false representations, the exercise of its discretion, or any other reason, except for its gross negligence or willful misconduct.

7.	RELIANCE ON OPINION OF COUNSEL. The Escrow Agent hereunder shall be entitled to rely upon the advice of its counsel in any action taken in its capacity as Escrow Agent hereunder and shall be protected from any liability of any kind for actions taken in reasonable reliance upon such opinion of its counsel.

8.	RESIGNATION. The Escrow Agent may resign at any time upon ten (10) days’ written notice to the Company. Such resignation shall take effect upon receipt by the Escrow Agent of an instrument of acceptance executed by a successor escrow agent and subscribed and consented to by the Company, and the delivery by the Escrow Agent to such successor of any funds held under this Agreement. The Escrow Agent, if it has not received such an instrument of acceptance prior to the expiration of ten (10) calendar days after the giving of notice of resignation, shall be discharged of its duties and obligations hereunder only upon the deposit of any funds being held by it under this Agreement into, and the acceptance thereof, by a court of competent jurisdiction, to which application shall be made for the appointment of a successor escrow agent so appointed shall succeed to all of the rights, duties and responsibilities of the Escrow Agent.

9.	ESCROW AGENT’S FEES. The Company agrees to pay Escrow Agent’s usual and customary fees of $25.00 per month maintenance fee for performing its obligations under the Agreement that are not covered by income earned on escrowed funds pursuant to Section 3(c) hereof. An $18.00 per check fee will be charged if the escrow account has to be refunded due to failure to complete the subscription.

10.	NOTICE. All notices, certificates and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when delivered, postage prepaid, addressed as follows by certified mail:

To the Escrow Agent:	Attention: Mr. Paul Jadwin
Nexity Bank
3500 Blue Lake Drive, Suite 330
Birmingham, Alabama 35243

To the Investors:	to the persons named and at the
addresses listed in the Subscription Agreements

To Company	Attn: Mr. Robert P. Trask
Atlantic Bancshares, Inc.
1 Sherington Drive, Suite J
Bluffton, South Carolina 29910

Any party may, by notice given hereunder, designate any future or different addresses to which subsequent notices, certificates, and other communications shall be sent.

11.	BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, successors, administrators and assigns.

12.	SEVERABILITY. In the event any court of competent jurisdiction shall hold any provision of this Agreement invalid or unenforceable, such holding shall not invalidate or render unenforceable any other provision hereof.

13.	EXECUTION OF COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.

14.	APPLICABLE LAW. This Agreement shall be construed and governed exclusively by the laws of the State of Alabama, without regard to its principles of conflicts of law.

15.	HEADINGS. The headings used in this Agreement have been prepared for the convenience of reference only and shall not control, affect the meaning, or be taken as an interpretation of any provisions of this Agreement.

ESCROW AGENT: NEXITY BANK

By: ___________________ Shaw Lockey

Its: Senior Vice President

Date: __________

COMPANY: Atlantic Bancshares, Inc.

By: ___________________ Robert P. Trask

Its: President/CEO

Date: __________

SAMCO Capital Markets, a division of Penson Financial Services, Inc.

By: ___________________ Joseph R. Mannes

Its: Managing Director

Date: __________